FREIT Announces Fourth Quarter and Fiscal Year 2025 Results

HACKENSACK, NJ, January 29, 2026 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended October 31, 2025. The results of operations as presented in this earnings release are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Twelve Months Ended
	October 31,		October 31,
	2025	2024	2025	2024

GAAP Earnings Per Share - Basic and Diluted	$0.15	$0.15	$0.47	$2.13
AFFO Per Share - Basic and Diluted	$0.27	$0.05	$0.89	$0.47
Dividends Per Share	$0.10	$0.70	$0.36	$0.85

Total Average Residential Occupancy	95.8%	95.9%	96.6%	96.1%
Total Average Commercial Occupancy	49.2%	51.0%	48.3%	50.9%

Results for the Quarter

Total real estate revenue increased 4% to approximately $7,546,000 for the fiscal quarter ended October 31, 2025 as compared to approximately $7,257,000 for the prior year’s comparable period. The change in revenue was primarily attributable to an increase from the residential segment of approximately $200,000 driven by an increase in base rents across most properties while the average occupancy decreased slightly to 95.8% in the fiscal quarter ended October 31, 2025 from 95.9% in the prior year’s comparable period and an increase from the commercial segment resulting from the receipt of approximately $100,000 from the bankruptcy proceedings related to a former tenant, Cobb Theatre, at the Rotunda property located in Maryland and sold in a prior year.

Net income attributable to common equity (“Net Income”) was approximately $1,122,000 or $0.15 per share basic and diluted for the fiscal quarter ended October 31, 2025 as compared to approximately $1,040,000 or $0.15 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by the increase in revenue of approximately $300,000 (FREIT’s share was $200,000) offset by a decrease in investment income of approximately $200,000 (FREIT’s share was $150,000) primarily attributed to a decline in the combined average balance of cash and cash equivalents and investment in U.S. Treasury securities compared to the prior year’s comparable period.

(Refer to “Table of Revenue & Net Income Components”)

Results for the Twelve Months

Total real estate revenue increased 2.2% to approximately $29,317,000 for the twelve months ended October 31, 2025 as compared to approximately $28,678,000 for the prior year’s comparable period. The change in revenue was primarily attributable to an increase from the residential segment of approximately $900,000 driven by an increase in base rents across most properties while the average occupancy increased slightly to 96.6% in the twelve months ended October 31, 2025 from 96.1% in the prior year’s comparable period. Offsetting this, there was a decrease from the commercial segment of approximately $250,000 primarily driven by the following: (a) a decline in revenue of approximately $350,000 at the Preakness shopping center attributed to a decline in the average occupancy to 44.7% in the twelve months ended October 31, 2025 from 46.3% in the prior year’s comparable period; (b) a decline in revenue of approximately $200,000 at the Westwood Plaza shopping center primarily attributed to a real estate tax refund received in the prior year’s comparable period and a decline in the average occupancy to 29.1% in the twelve months ended October 31, 2025 from 34.8% in the prior year’s comparable period. This decline in revenue at the Preakness and Westwood Plaza shopping centers was offset by the following: (a) an increase of approximately $150,000 at the Franklin Crossing shopping center primarily resulting from an increase in revenue from common area maintenance charges due to an increase in reimbursable costs in the twelve months ended October 31, 2025 while the average occupancy declined slightly; and (b) an increase of approximately $150,000 as a result of amounts received from the bankruptcy proceedings related to Cobb Theatre.

Net Income was approximately $3,509,000 or $0.47 per share basic and diluted for the twelve months ended October 31, 2025 as compared to approximately $15,852,000 or $2.13 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by the litigation settlement, net of fees, of approximately $15,700,000 (FREIT’s share was approximately $14,100,000) received in the prior year’s comparable period. Also contributing to the change in net income was a decrease in general and administrative expenses of approximately $1,500,000 attributed to costs incurred in the prior year’s comparable period for work performed for the Company by a financial advisory firm and legal and professional expenses related to the Sinatra litigation.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended October 31,			For the Twelve Months Ended October 31,
	2025	2024	Change	2025	2024	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,039	$1,944	$95	$7,541	$7,777	$(236)
Residential properties	5,507	5,313	194	21,776	20,901	875
Total real estate revenues	7,546	7,257	289	29,317	28,678	639

Operating expenses:
Real estate operating expenses	3,447	3,377	70	14,250	13,745	505
General and administrative expenses	632	667	(35)	2,892	4,419	(1,527)
Depreciation	770	732	38	2,965	2,981	(16)
Total operating expenses	4,849	4,776	73	20,107	21,145	(1,038)

Financing costs	(1,748)	(1,844)	96	(7,280)	(7,307)	27

Investment income	298	478	(180)	1,351	1,560	(209)

Litigation settlement, net of fees	—	(38)	38	—	15,673	(15,673)

Loss on investment in tenancy-in-common	(122)	(27)	(95)	(135)	(170)	35

Net loss on sale of Maryland properties	—	(185)	185	—	(356)	356

Net income	1,125	865	260	3,146	16,933	(13,787)

Net (income) loss attributable to noncontrolling interests in subsidiaries	(3)	175	(178)	363	(1,081)	1,444

Net income attributable to common equity	$1,122	$1,040	$82	$3,509	$15,852	$(12,343)

Earnings per share:
Basic and diluted	$0.15	$0.15	$0.00	$0.47	$2.13	$(1.66)

Weighted average shares outstanding:
Basic	7,471	7,459		7,469	7,455
Diluted	7,471	7,462		7,469	7,459

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $3,230,000 and $12,621,000 for the fiscal quarter and twelve months ended October 31, 2025, respectively, from approximately $3,067,000 and $11,982,000 for the prior year’s comparable periods, respectively. NOI for the commercial properties increased to approximately $885,000 and decreased to $2,546,000 for the fiscal quarter and twelve months ended October 31, 2025, respectively, from approximately $842,000 and $3,069,000 for the prior year’s comparable periods, respectively.

Financing Update

On August 1, 2025, the mortgage in the amount of $25,000,000, secured by the Preakness Shopping Center located in Wayne, New Jersey, reached its maturity date. Wayne PSC, LLC is working with the current lender, ConnectOne Bank, on a potential modification and extension of the loan. ConnectOne Bank has issued several extensions of the loan’s maturity date while discussions are ongoing, with each extension made under the same terms and conditions of the existing loan agreement. Wayne PSC, LLC continues to evaluate all options for refinancing or replacing the loan. Management expects this loan to be further extended, however, until such time as a definitive agreement providing for a modification, extension or replacement of this loan is entered into, there can be no assurance that such an agreement will be reached.

Dividend

The Board of Directors of FREIT declared a fourth quarter dividend of $0.10 per share on the common stock to holders of record of the shares at the close of business on December 1, 2025. The payment date for the dividend was December 15, 2025. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended October 31,		For the Twelve Months Ended October 31,
	2025	2024	2025		2024
	(In Thousands Except Per Share Amounts)		(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$1,125	$865	$3,146		$16,933
Depreciation of consolidated properties	770	732	2,965		2,981
Amortization of deferred leasing costs	23	33	90		123
Distributions to non-controlling interests	(150)	(1,200)	(630	)(b)	(1,620	)(c)
Litigation settlement, net of fees	—	38	—		(15,673)
Net loss on sale of Maryland properties	—	185	—		356
Adjustment to loss on investment in tenancy-in-common for depreciation	376	365	1,476		1,453
FFO	$2,144	$1,018	$7,047		$4,553

Per Share - Basic and Diluted	$0.29	$0.14	$0.94		$0.61

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.2 million related to the sale of the Rotunda and Damascus properties located in Maryland in a prior year.
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.6 million related to the sale of the Rotunda property located in Maryland in a prior year.

Adjusted Funds From Operations ("AFFO")

FFO	$2,144	$1,018	$7,047		$4,553
Deferred rents (Straight lining)	17	30	100		118
Capital Improvements - Apartments	(145)	(671)	(502)		(1,154)
AFFO	$2,016	$377	$6,645		$3,517

Per Share - Basic and Diluted	$0.27	$0.05	$0.89		$0.47
Weighted Average Shares Outstanding:
Basic	7,471	7,459	7,469		7,455
Diluted	7,471	7,462	7,469		7,459

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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